EXHIBIT B

Quantitative Group of Funds d/b/a Quant Funds

Certificate of Secretary

THE UNDERSIGNED, Sandra I. Madden, Clerk of Quant Funds, a Massachusetts business trust, certifies that the following resolutions were duly adopted by the Board of Trustees, including a majority of the Trustees who are not “interested persons,” at meetings held on February 10, 2009 and on May 20, 2009 as set forth below.

Resolutions Adopted on February 10, 2009

RESOLVED, that, due consideration having been given to the value of the aggregate assets of the Funds to which any officer or employee of the Trust may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds, it is hereby determined by the Board, including a majority of the Independent Trustees, that the continued maintenance of the joint fidelity bond in the amount $1,250,000 in favor of the insureds (the “Bond”) named therein, including the Trust and Quantitative Institutional Services (the “Transfer Agent”), the Trust’s transfer agent and a division of the Manager, will adequately protect the Trust against larceny and embezzlement by any officer or employee of the Trust; and it is

FURTHER RESOLVED, that the Board, including a majority of the Independent Trustees, hereby designates the Clerk of the Trust, or her designee, to make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940, as amended; and it is

FURTHER RESOLVED, that the Board, including a majority of the Independent Trustees, hereby authorizes the officers of the Trust to execute such other documents and take such other action as they deem to be necessary or desirable in connection with the foregoing resolutions.

Resolutions Adopted on May 20, 2009

RESOLVED, that, due consideration having been given to the value of the aggregate assets of the Funds to which any officer or employee of the Trust may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Funds, it is hereby determined that the continued maintenance of the joint fidelity bond in the amount of $1,250,000 issued by ICI Mutual in favor of the insureds named therein, including the Trust, will adequately protect the Trust against larceny and embezzlement by any officer or employee of the Trust; and it is

FUTHER RESOLVED, that, due consideration having been given to the number of other parties named as insureds, in such bond, the nature of the business activities of the only other party named, the amount of the premium for such bond, the ratable allocation of the premium among the parties named as insureds and the extent to which the share of the premium allocated to the Funds is less than a premium the Funds would have to pay if it provided and maintained a single insured bond in the amount of $1,250,000, all as reported to this Board, it is hereby determined that the portion of the premium for such bond to be paid by the Trust and each of its Funds is fair and reasonable; and it is

RESOLVED, that the Board of Trustees of the Trust, including a majority of the Independent Trustees, hereby ratifies and approves the Trust’s participation in a joint fidelity bond, effective May 1, 2009 through May 1, 2010, issued by ICI Mutual, in the amount of $1,250,000, with Quantitative Institutional Services, a division of Quantitative Investment Advisors, Inc., (the “Manager”) with a premium amount of $7,400 (out of a total premium of $9,205) to be paid by the Trust; and it is

FURTHER RESOLVED, that the Agreement Among Jointly Insured Parties between the Trust and Quantitative Advisors, on behalf of Quantitative Institutional Services (a division of Quantitative Advisors), as presented at this meeting be, and hereby is approved, by the Board, including a majority of the Independent Trustees, and it is

FURTHER RESOLVED, that the Clerk, or her designee, be, and hereby is, designated and authorized to file the fidelity bond with the SEC.

/s/ Sandra I. Madden

Sandra I. Madden

Clerk